Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Futures Excess Return Index (ticker “ SPXFP ”) Underlying: February 25, 2025 Pricing date: February 25, 2030 Valuation date: February 28, 2030 Maturity date: We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash per security equal to $1,000 plus the premium applicable to that potential redemption date. Redemption: • March 2, 2026 : 14.00% of the stated principal amount • March 2, 2027 : 28.00% of the stated principal amount • March 1, 2028 : 42.00% of the stated principal amount • March 1, 2029 : 56.00% of the stated principal amount Premium: 60% of the initial underlying value Final barrier value: 17333HET7 / US17333HET77 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: T he closing value of the underlying on the valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: At least 255%* Upside participation rate: $1,000 × the underlying return × the upside participation rate Return amount: • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount • If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final barrier value: $1,000 • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return) If we do not redeem the securities prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if we do not redeem the securities prior to maturity): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated January 23, 2025 Pricing Supplement: *The actual upside participation rate will be determined on the pricing date Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Callable Barrier Securities Linked to the S&P 500 Futures Excess Return Index Hypothetical Payment at Maturity**/*** Hypothetical Payment at Maturity Hypothetical Security Return Hypothetical Underlying Return $2,127.50.00 95.00% 50.00% C $1,637.50 63.75% 25.00% $1,255.00 25.50% 10.00% $1,000.00 0.00% 0.00% B $1,000.00 0.00% - 20.00% $1,000.00 0.00% - 40.00% $599.90 - 40.01% - 40.01% A $250.00 - 75.00% - 75.00% $0.00 - 100.00% - 100.00% Hypothetical Redemption Amount Premium Potential Redemption Date $1,140.00 14.00% March 2, 2025 $1,280.00 28.00% March 2, 2026 $1,420.00 42.00% March 1, 2027 $1,560.00 56.00% March 1, 2028 Hypothetical Payment per Security Upon Redemption If we do not elect to redeem the securities prior to maturity, then you will not have an opportunity to receive the premium. **Assumes we have not redeemed the securities prior to maturity. ***Assumes that the upside participation rate will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. If we do not redeem the securities prior to maturity and the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has depreciated from the initial underlying value to the final underlying value. • The securities do not pay interest. • We may redeem the securities at our option prior to maturity, which would result in your losing the opportunity to participate in any appreciation of the underlying at maturity. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing level of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The underlying is expected to underperform the total return performance of the S&P 500 ® Index because the performance of the underlying is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the securities. • The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption. • The issuer and its affiliates may have economic interests that are adverse to yours. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.